As filed with the Securities and Exchange Commission on October 31, 2019

Registration No. 333-165214

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-165214

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

Apple Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	94-2404110
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Apple Park Way

Cupertino, California 95014

(Address of Principal Executive Offices) (Zip Code)

Apple Inc. 2003 Employee Stock Plan

Apple Inc. 2014 Employee Stock Plan

(Full Title of the Plan)

Katherine Adams

Senior Vice President, General Counsel and Secretary

Apple Inc.

One Apple Park Way

Cupertino, California 95014

(Name and Address of Agent for Service)

(408) 996-1010

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Board of Directors of Apple Inc. (the “Company” or “Registrant”) previously adopted, subject to shareholder approval, the Company’s 2014 Employee Stock Plan (the “2014 Plan”). The Company’s shareholders approved the 2014 Plan at the Annual Meeting of Shareholders held on February 28, 2014 (the “Annual Meeting”). The 2014 Plan became effective upon shareholder approval and the Company’s grant authority under the Company’s 2003 Employee Stock Plan (the “2003 Plan”) terminated at that time.

The number of shares of the Company’s Common Stock, $0.00001 par value per share (“Common Stock”), that may be issued or transferred pursuant to awards under the 2014 Plan includes:

•

the number of shares available for new award grants under the 2003 Plan on the date of the Annual Meeting (determined before giving effect to the termination of the authority to grant new awards under the 2003 Plan), plus

•

the number of any shares subject to stock options granted under the 2003 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are canceled or terminated, after that date without being exercised, plus

•

the number of any shares subject to restricted stock unit awards granted under the 2003 Plan that were outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, canceled, or otherwise reacquired after that date without having become vested or that are exchanged or withheld by the Company or one of its subsidiaries after that date to satisfy the tax withholding obligations related to the award (after giving effect to a 2:1 share counting ratio).

The shares described above are, collectively, the “Prior Plan’s Shares”.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretations Question 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-165214 (the “Post-Effective Amendment”) is hereby filed to Registration Statement No. 333-165214 (the “Registration Statement”) to cover the issuance of the Prior Plan’s Shares pursuant to the 2014 Plan.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 28, 2019, filed with the Commission on October 31, 2019 (Commission File No. 001-36743) (the “2019 Form 10-K”);

(b)

All other reports of the Company filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)	The description of the Company’s Common Stock contained in Exhibit 4.1 of the 2019 Form 10-K, and any other amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into the Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Registrant’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits set forth in Section 204 of the California Code with respect to actions for breach of duty to the Registrant and its shareholders.

The Registrant’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant, (b) who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation. The Registrant’s Amended and Restated Bylaws also contain provisions authorizing it, to the extent and in the manner permitted by the California Code, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer) includes any person who (a) is or was an employee or agent of the Registrant, (b) is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

The Registrant’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted pursuant to its Amended and Restated Bylaws, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Registrant’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Registrant but not involving a breach of duty to the Registrant and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

The foregoing summaries are subject to the complete text of the statutes, the Restated Articles of Incorporation, the Amended and Restated Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date/ Period End Date

5.1*	Opinion of counsel as to legality of securities being registered.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

99.1	2003 Employee Stock Plan, as amended through February 25, 2010.	8-K	10.1	3/1/10

99.2	2014 Employee Stock Plan, as amended and restated as of October 1, 2017.	10-K	10.8	9/30/17

*	Filed herewith.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on October 31, 2019.

Apple Inc.

By:	/s/ Luca Maestri
Luca Maestri
Senior Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy D. Cook Timothy D. Cook	Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2019

/s/ Luca Maestri Luca Maestri	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	October 31, 2019

/s/ Chris Kondo Chris Kondo	Senior Director of Corporate Accounting (Principal Accounting Officer)	October 31, 2019

/s/ James A. Bell James A. Bell	Director	October 31, 2019

/s/ Al Gore Al Gore	Director	October 31, 2019

/s/ Andrea Jung Andrea Jung	Director	October 31, 2019

/s/ Arthur D. Levinson Arthur D. Levinson	Chairman of the Board	October 31, 2019

/s/ Ronald D. Sugar Ronald D. Sugar	Director	October 31, 2019

/s/ Susan L. Wagner Susan L. Wagner	Director	October 31, 2019